UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

SOTHEBY’S

(Name of the Registrant as Specified in its Charter)

THIRD POINT LLC

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT REINSURANCE CO. LTD.

LYXOR/THIRD POINT FUND LIMITED

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

DANIEL S. LOEB

HARRY J. WILSON

OLIVIER REZA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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This filing includes a press release issued by Third Point LLC (“Third Point”) on April 28, 2014.

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On March 28, 2014, Third Point, certain of its affiliates and associates, Mr. Harry J. Wilson, and Mr. Olivier Reza (the “Group”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

FOR IMMEDIATE RELEASE

Third Point (NYSE: TPRE; LSE: TPOU LN) Urges Sotheby’s Stockholders to Support Its Slate of Independent and Highly Qualified Nominees: Vote the White Proxy Card Today!

NEW YORK, NEW YORK, April 28, 2014: Third Point released this letter to its fellow Sotheby’s (the “Company”) shareholders, calling on them to vote for “Shareholder Slate” Director nominees Daniel S. Loeb, Harry J. Wilson, and Olivier Reza instead of the Company’s nominees Jessica Bibliowicz, Robert Taubman, and Daniel Meyer at this year’s Annual Meeting.

Dear Fellow Shareholder:

Electing the Shareholder Slate at the 2014 annual meeting would usher in a new chapter for Sotheby’s. While we are only three in number, the Shareholder Slate will bring much-needed ownership perspectives and procedural rigor to invigorate a complacent Board that, perhaps due to having no meaningful skin in the game, has allowed poor operating and corporate governance practices to persist for too long.

A Legacy of Poor Corporate Governance

Emblematic of the incumbent Board’s complacency is its poor corporate governance record that has rightfully offended some of its largest shareholders. In what only can be described as “spin” of which the country’s best political operatives would be proud, this Board toys with the truth in self-promoting but empty statements hailing its “steadfast” commitment to “strong corporate governance and shareholder stewardship” and its commitment to “sound corporate governance practices,” when the facts show precisely the opposite to be true.

Examples of how this incumbent Board actually practices corporate governance include:

•	Adoption of Poison Pill Without Shareholder Approval. This is the Board that adopted an unusual and discriminatory poison pill in reaction to Third Point’s letter to Mr. Ruprecht calling for change last Fall, ostensibly to protect shareholders but obviously to protect their own positions as Directors. And it is the same Board that is currently spending millions of dollars of shareholder money on lawyers’ fees to defend its inexcusable adoption of such poison pill in Delaware court.

•	No Hiring of Search Firm to Recruit Qualified Nominees. This is the Board that relied on its own members and management to recommend candidates rather than following best practices by hiring a professional search firm to find the strongest Board nominees. They also did not even deign to interview Shareholder Slate nominees Olivier Reza and Harry Wilson before recommending shareholders vote against their election.

•	Extensive Action by Executive Committee Acting by Written Consent. This is the Board that has set up an Executive Committee that “considers and takes certain corporate actions between regularly scheduled meetings of the Board.” This Committee, which is chaired by William F. Ruprecht himself, acted twelve times by written consent during 2013, but held no meeting during that period.

•	Questionable Contributions. This is the Board that selected Domenico De Sole as its “Lead Independent Director” either just before or just after making a contribution of $500,000 of shareholder funds to the Aspen Art Museum, of which Mr. De Sole is Vice-President of the board and an Executive Committee member. We also note that “independent” director Allen Questrom’s wife is a director of said institution.

•	Insufficient “Pay for Performance.” This is a Board that, under Robert Taubman’s watchful eye as head of the Compensation Committee, continues to pay Mr. Ruprecht approximately $6 million seemingly regardless of performance, and discloses only superficial and vague information regarding the metrics it uses to determine his compensation on the grounds that greater transparency would be competitively damaging.

•	No Peer Group. This is a Board that acknowledges that U.S. proxy advisory organizations like Institutional Shareholder Services (ISS) and Glass Lewis use peer groups to assess compensation decisions of the type made by Sotheby’s Board. However, the Board refuses to use peer groups to make management compensation decisions, having conveniently concluded instead that “Sotheby’s has no public company comparable peers.” Therefore, compensation decisions are made in a vacuum.

•	Minimal Action in Response to Negative Shareholder Vote. This is a Board that took only minimal steps to address shareholder concerns after nearly losing its say-on-pay vote at the 2013 annual meeting of shareholders (55% of votes cast).

•	No Separation of Chairman/CEO Role. This is a Board that has bestowed Mr. Ruprecht with the titles of Chairman, CEO and President.

•	Inadequate Board Evaluation Process. This is the Board that has, in our view, failed to conduct a proper Board evaluation process, as reflected in its inability to critically assess its own poor governance record. Further, until the nomination of the Shareholder Slate, its proxy materials did not even mention a performance evaluation process.

•

No Meaningful Skin in the Game. Despite having, by our count, at least 8 directors of meaningful wealth, this is a Board that does not put its money where its mouth is. Is it any wonder that Sotheby’s earnings per share have deteriorated by 42% since

2007 and yet the Board allows management to refer to it as a “Record Year”? As shareholders, we should expect our Board to care about profits, but these Directors seem to care only about their ability to maintain their status in an elite club.

Change Is the Only Route to Better Corporate Governance

This Board needs new blood – individuals aligned with your interests who will not delude themselves about what strong corporate governance practices entail. The Shareholder Slate brings a unique combination of expertise and fresh perspectives that will energize the Boardroom, and add an owners’ perspective to a Board that lacks “skin in the game.”

Once on the Board, the Shareholder Slate will dedicate significant efforts to fully review the Company’s existing corporate governance policies and to insist on the implementation of better practices, including the immediate termination of the poison pill, separation of the CEO and Chairman roles, further development of the Board’s vague internal review processes (including the manner in which “independence” determinations are made), and enhancement of the Company’s determinations and disclosure regarding executive compensation. We will also institute an (apparently) new concept of holding management accountable for results. Shareholders deserve at least this much.

We invite you to visit our website, www.valuesothebys.com, for more information about the Shareholder Slate and its ideas to create long term value for ALL Sotheby’s shareholders. We firmly believe that with reinvigorated leadership, Sotheby’s will leverage its leading brand to generate significantly higher revenues and profits.

We thank you for your continuing support.

Sincerely,

Daniel S. Loeb

Third Point LLC

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About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $14 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Contact:

Elissa Doyle

Managing Director, Third Point LLC

edoyle@thirdpoint.com or 212.715.4907

Important Information: Your Vote Is Important, No Matter How Many Or How Few Shares You Own. If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER: We urge you NOT to sign any Green proxy card sent to you by Sotheby’s. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.